                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                 SCHEDULE 14D-1
              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 2*)
                            _______________________

                             Advance Circuits, Inc.
                           (Name of Subject Company)

                          ACI Acquisition Corporation
                                    (Bidder)

                     Common Stock, Par Value $.10 Per Share
                         (Title of Class of Securities)
                                  007383 10 2
                     (CUSIP Number of Class of Securities)
                             ______________________

                                 D. McL. Miller
                              Johnson Matthey Inc.
                            460 East Swedesford Road
                        Wayne, Pennsylvania  19087-1880
                                 (610) 971-3000
          (Name, Address and Telephone Number of Person Authorized to
            Receive Notices and Communications on Behalf of Bidder)
                             ______________________

                                    Copy to:

                                James G. Archer
                                Sidley & Austin
                                875 Third Avenue
                           New York, New York  10022
                                 (212) 906-2000

/*/Constituting the final amendment to Schedule 14D-1

================================================================================
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ACI Acquisition Corporation (the "Purchaser"), Johnson Matthey Inc. and Johnson
Matthey Public Limited Company ("Parent") hereby amend and supplement their combined Tender Offer Statement on Schedule 14D-1 (the "Statement"), originally filed on August 21, 1995, as amended by Amendment No. 1, with respect to the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.10 per share, of Advance Circuits, Inc., a Minnesota corporation, as set forth in this Amendment No. 2 which constitutes the final amendment. Capitalized terms not defined herein have the meanings assigned thereto in the Statement.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     The response to Item 6(b) and (c) is hereby amended by the addition of the following paragraph:

          The information contained in the press release issued by Parent on September 19, 1995, a copy of which is attached hereto as Exhibit
          (a)(11), is incorporated herein by reference.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

          Item 11 is hereby amended to add the following exhibit:

          (a)(11)   Text of press release issued on September 19, 1995.

                                      -2-
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                                   SIGNATURE

          After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 19, 1995


                                    ACI ACQUISITION CORPORATION


                                    By:/s/ D. McL. Miller
                                       -------------------------
                                       Name:   D. McL. Miller
                                       Title:  Secretary


                                    JOHNSON MATTHEY INC.


                                    By:/s/ D. McL. Miller
                                       -------------------------
                                       Name:   D. McL. Miller
                                       Title:  Vice President and
                                               General Counsel


                                    JOHNSON MATTHEY PUBLIC LIMITED
                                      COMPANY


                                    By:/s/ D. McL. Miller
                                       -------------------------
                                       Authorized Representative

                                      -3-
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                                 EXHIBIT INDEX



EXHIBIT
NUMBER              EXHIBIT
-------             -------

(a)(11)             Text of Press Release
                    issued on September 19, 1995

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